THIRD AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

FUND SHAREHOLDER REPORTS

AND OTHER REQUIRED MATERIALS

Equitable Financial Life Insurance Company, formerly known as The Equitable Life Assurance Society of the United States (the “Company”), a New York life insurance company, Vanguard Variable Insurance Fund (the “Fund”), a Delaware business trust, The Vanguard Group, Inc. (the “Sponsor), a Pennsylvania corporation and Vanguard Marketing Corporation (the “Distributor”), a Delaware corporation, entered into a certain participation agreement dated April 25, 2002, as amended to date (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of November 12, 2021, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund, the Sponsor and the Distributor (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Insurance Products”) to persons that are registered owners of such Variable Insurance Products on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 under the 1940 Act (“Rule 30e-3”) to satisfy its obligation to deliver Fund shareholder reports to Contract Owners, including hosting the website of certain materials required by Rule 30e-3;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Company intends to meet any such Portfolio Statutory Prospectus delivery requirement by relying on and complying with the requirements, terms and conditions of paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Insurance Products, and the Company intends to host said website;

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Fund prepares and provides the Fund Documents that are specified in Rules 30e-3 and 498A; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, the Sponsor and the Distributor hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Fund Documents; Website Posting.

(a)	Fund Documents. The Fund is responsible for preparing and providing or making available to the Company the following “Fund Documents”:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)	Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”).

(v)	Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b)	Deadline for Providing, and Currentness of, Fund Documents.

(i)

The Fund shall provide or make available to the Company the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as publicly available, in order to facilitate a continuous offering of the Variable Insurance Products.

(ii)	The Fund and the Distributor shall provide or make available to the Company the Shareholder Reports and Portfolio Holdings on a timely basis (to facilitate the required website posting).

(c)	Format of fund documents. The Fund shall provide the Summary Prospectus, Statutory Prospectus, SAI, Annual and Semi-Annual Reports to the Company (or its designee) in PDF format.

(d)

Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Fund fulfills its obligations under this Amendment.

(e)	Use of Summary Prospectuses.

(i)

The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Insurance Product described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A no later than May 1, 2022.

(ii)	The Fund shall ensure that a summary prospectus is used for the Portfolios.

(f)

Notice Fee (Expense Allocation). The Company shall be solely responsible for all costs related to the website contemplated by this Amendment, including but not limited to the costs of posting, maintaining, and managing the Fund Documents on the website hosted by the Company. The cost of preparing and mailing notices of the availability of the Fund’s Reports to Contract Owners (the notices required by paragraph (c) of Rule 30e-3) will be paid by the Fund.

2.	[Intentionally Omitted]

3.	[Intentionally Omitted.]

4.	[Intentionally Omitted.]

5.	Construction of this Amendment; Participation Agreement.

To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

6.	Termination. This Amendment shall terminate upon the earlier of:

(a) termination of the Participation Agreement; or

(b) 30 days’ written notice from any Party to the other Parties.

7.	[Intentionally Omitted.]

8.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

Equitable Financial Life Insurance Company, on behalf of itself and each Separate Account

By:
Print Name: Kenneth Kozlowski
Title: Managing Director
Date: 11/15/2021 | 7:26 AM PST

The Fund:

Vanguard Variable Insurance Fund

By:
Print Name: Michael J. Drayo
Title: Assistant Secretary
Date: 12/14/2021 | 8:05 PST

The Sponsor:

The Vanguard Group, Inc.

By:
Print Name: Massy Williams
Title: Principal
Date: 12/14/2021 | 12:46 PST

The Distributor:

Vanguard Marketing Corporation

By:
Print Name: Massy Williams
Title: Principal
Date: 12/14/2021 | 12:46 PST

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